UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                     Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Cass Information Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

CASS INFORMATION SYSTEMS, INC.

12444 Powerscourt Drive, Suite 550

St. Louis, Missouri 63131

SUPPLEMENT TO PROXY STATEMENT DATED MARCH 7, 2022

FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS

To be held on

April 19, 2022

Explanatory Note:

The sole purpose of this supplement (this “Supplement”) to the definitive Proxy Statement of Cass Information Systems, Inc. (the “Company”) filed with the Securities and Exchange Commission on March 7, 2022 (the “Proxy Statement”) is to correct the table under the caption “Board Meetings and Committees of the Board” on page 8 of the as-filed version of the Proxy Statement. The table shows the members of each committee of the Company’s Board of Directors as of the date of the Proxy Statement and the number of meetings held by each committee during 2021. Due to an error that occurred in the course of preparing the Proxy Statement to be filed on EDGAR, the table included in the Proxy Statement incorrectly omits Sally H. Roth as a member of the Nominating and Corporate Governance Committee. Ms. Roth has served on the Nominating and Corporate Governance Committee since April 2021 and has attended each of its meetings held since her appointment. The corrected table is set forth below and replaces the original table in the Proxy Statement in its entirety.

Audit (5)	Nominating and Corporate Governance (4)	Compensation (4)
Ralph W. Clermont*	Ralph W. Clermont	James J. Lindemann*
Robert A. Ebel	Benjamin F. Edwards, IV	Joseph D. Rupp
Randall L. Schilling	Sally H. Roth	Franklin D. Wicks, Jr.
Franklin D. Wicks, Jr.*

*	Committee Chairman

Except as amended or supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares. This Supplement should be read in conjunction with the Proxy Statement.

Important Information:

This Supplement, the Proxy Statement, and the Company’s annual report on Form 10-K for the 2021 fiscal year are available at https://cassinfo.gcs-web.com/proxy-materials. Proxy materials may also be accessed at www.investorvote.com/CASS.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to page 1 of the as-filed version of the Proxy Statement for further information on how to do so.